EXHIBIT 23.9

                       CONSENT OF INDEPENDENT ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this Amendment No.2 to the Registration Statement on Form S-3 of The Interpublic Group of Companies, Inc. (the "Company") of our reports dated March 20, 2001, with respect to the consolidated financial statements of True North Communications Inc. as of December 31, 2000, and for each of the years in the two-year period ended December 31, 2000, which appears in the Company's Report on Form 10-K filed on April 1, 2002. We also consent to the reference to us under the heading "Experts" in such Registration Statement. It should be noted that we have not audited any financial statements of True North Communications Inc. subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.





/s/ Arthur Andersen LLP
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Arthur Andersen LLP
Chicago, Illinois
May 1, 2002